CONSENT OF ACTUARY


The Board of Directors
IDS Life Insurance Company of New York

I consent to the reference to me under the caption "Experts" and to the use of my opinion dated March 20, 1998 on the illustrations used by IDS Life Insurance Company of New York in the Prospectus for the Flexible Premium Survivorship Variable Life Insurance Policy offered by IDS Life Insurance Company of New York as part of pre-effective Amendment #1 to the Registration Statement being filed under the Securities Act of 1933.




Eugene C. Chen
Chief Actuary

Albany, New York
March 20, 1998